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[EQUITY OIL COMPANY LETTERHEAD]

EXHIBIT 99.1

NEWS RELEASE

RELEASED AT 7:00 AM MST May 8, 2003

CONTACTS:	Paul Dougan, President
Dave Donegan, Vice President
(801) 521-3515

EQUITY OIL REPORTS FIRST QUARTER NET INCOME FROM CONTINUING OPERATIONS, BEFORE TAXES, OF 10 CENTS PER SHARE; NET CASH FROM OPERATIONS UP 65%

        SALT LAKE CITY—(PR Newswire)—May 8, 2003—Equity Oil Company (NASDAQ NM: EQTY) today reported results (and comparisons to prior-period figures) for the first three months ended Mar. 31, 2003.

2003 Production, Revenues and Cash Flow All Improve Over 2002's Results

        Equity reported first quarter 2003 net income from continuing operations, before taxes, of $1.3 million, or 10 cents per diluted common share. This compares to reporting a first-quarter 2002 net loss from continuing operations, before taxes, of $50,676, or less than one cent per diluted common share. Total net revenues for the first quarter were $6.8 million, a 91% improvement compared to total net revenues of $3.6 million for the same period last year. The 2003 net revenues number has been reduced by $1.7 million for amounts paid under our hedging agreements. Total weighted average shares outstanding on a diluted basis for 2003 were 12.2 million, a decrease of 5% from 12.8 million shares outstanding reported for 2002's first quarter as a result of the company's share buyback in 2002.

        Equity posted net income of $475,727, or four cents per share for the first quarter of 2003. This compares to 2002 first quarter net income of $41,836, or less than one cent per share. The 2003 net income includes two non-recurring items: income from discontinued operations resulting from the sale of certain Canadian properties of $745,209, net of income taxes and a non-cash one time loss resulting from the cumulative effect of a change in accounting method of $1.1 million net of income tax benefit.

        Net cash provided by operating activities was $1.6 million, up 65% from the $994,137 posted for the same period in 2002. Equity's first quarter 2003 EBITDAX from continuing operations (earnings from continuing operations before income taxes, interest, accretion expense, depreciation and amortization, 3-D seismic costs and exploration expenses) was $3.6 million, a 269% increase over 2002 EBITDAX of $978,806. EBITDAX is a common calculation used in the oil and gas industry. Refer to the table below and the company's 2002 annual report for previous year's comparisons and a definition.

        First quarter 2003 production of 295,000 BOE was 37% higher than 2002's levels, and 15% lower than fourth quarter 2002's production of 349,000 BOE. The production increase from 2002 is attributable to the gas properties acquired in the second quarter of 2002. The sequential quarter decline is attributable to natural declines and the reduction of 13,000 BOE of production resulting from the sale of certain Canadian properties. Management expected a sequential quarter decline since the bulk of the 2003 capital program will take place in the last nine months of the year. At present one exploration well is drilling in North Dakota and a four-well drilling program in California is scheduled to begin later in the month. The company has made no change to its full-year production target of 1.2 MMBOE to 1.4 MMBOE.

        The company received an average price of $24.88 per barrel of oil and $3.36 per Mcf of natural gas produced during the quarter, up 43% and 80%, respectively, from average prices received in last year's first quarter. The received prices are net of payments made under hedging agreements. Through April 30, 2003, Equity had an oil hedge on 1,100 barrels per day with a floor of $23.00 per Bbl and a ceiling of $27.10 per Bbl. As of May 1, 2003, Equity has no hedges in place for its oil production; one gas hedge contract until Apr. 2004 for 5,000 MMBtu per day with a floor of $3.00 per MMBtu and a ceiling of $4.43 per MMBtu; and one gas hedge contract for 1,000 MMBtu per day with a floor of $3.50 per MMBtu and a ceiling of $4.915 per MMBtu through December 2003. Excluding the effect for the hedge contracts, Equity received an average of $29.45 per produced barrel and $4.59 per Mcf produced in first quarter 2003. All production is sold at spot prices, plus or minus certain differentials for commodity quality and transportation costs.

Continued Strong Per-Unit Results

        Equity's operating costs per unit produced declined 14% to $6.79 per BOE. The improvement is attributable to a higher mix of gas production between the comparable periods. The company expects the per-unit operating costs to remain within its guidance range of $6.14 per BOE and $7.17 per BOE. On a year-over-year basis, gas production is up 189%. First quarter 2003 gross margin (revenues less operating costs and general and administrative costs) per unit produced was $13.72 per BOE, up 123% from the $6.16 per BOE reported in 2002, and up 37% over full-year 2002's reported $10.00 per BOE. Depreciation, depletion and amortization per BOE of $6.53 was in line with company guidance. General and administrative costs of $2.70 per BOE were higher than last year's first quarter period due to higher insurance costs, salaries and employee benefits, and marketing costs. On an annualized basis, the G&A cost per BOE exceeds the company guidance in the first quarter but the company believes the annual amounts will be within or slightly higher than the guidance amounts.

        The balance of Equity's revolving credit facility at March 31, 2003, was $32.5 million, down 6% from 2002's year end. An additional $2 million was paid on the revolving credit facility subsequent to the end of the quarter, bringing the balance to $30.5 million at April 30. Interest expense of $310,589 was significantly higher than the $50,889 reported in 2002's period due to the higher amount outstanding under the credit facility. The company's current interest rate for its revolving credit facility averages 3.55%. Equity's interest coverage ratio, (the number of times net cash from operations covers interest expense) is a comfortable 5.3 times. Using EBITDAX, the ratio is 11.6 times. Working capital at March 31, 2003, was $4.3 million, up 59% from the $2.7 million of working capital shown at December 31, 2002, and up 48% from March 31, 2002.

        During February and March 2003, three packages of Canadian assets were sold for approximately $2.4 million, resulting in a gain of $1.2 million. All activity associated with the sold properties was reported as discontinued operations, net of income tax. Equity's remaining Canadian asset is a 50% non-operated working interest in the Cessford Field in southern Alberta.

Management's Discussion

        Paul Dougan, Equity President and Chief Executive Officer said: "With the strong first quarter results in revenue, EBITDAX, net cash provided by operations and net income, 2003 is shaping up to be a good year for Equity. With the start of our 2003 drilling program, it's understandable that we're excited about the year ahead. Investors should recognize, and become confident of, our ability to generate solid returns at the wellhead. The first quarter's gross margin of $13.72 per BOE was 20% higher than 2002's fourth quarter. I'm pleased that we're making good on our projections and expectations. Cash flow was very strong for us in the first quarter, posting, I believe, one of the best quarter-over-quarter cash flow changes among our peer group."

About Equity Oil Company

        According to Oil & Gas Journal, Equity Oil Company is the 112th largest independent oil and gas exploration and production company. The company's operations are focused in hydrocarbon-rich basins in California, Colorado, North Dakota and Wyoming. Predominately an oil producer prior to 2002, natural gas reserves grew by 121% in 2002 and natural gas production increased 181%. Equity's headquarters are in Salt Lake City, Utah with technical and operating offices in Denver, Colorado and Cody, Wyoming. The company's common stock trades as EQTY on the NASDAQ National Market System.

Forward-Looking Statement

        Certain of the statements set forth in this release regarding estimated or anticipated 2003 results, drilling and operating plans and estimated or anticipated production volumes are forward-looking and based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services and the availability of capital resources, labor conditions and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2002. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

        Operational and Financial Tables follow

Equity Oil Company
(and Consolidated Subsidiaries)

PRODUCTION, PRICE DATA AND UNIT ANALYSIS

	Three Months Ended March 31,
	2003	2002
Oil (MBbL)	145	163
Gas (MMcf)	898	311

Total production (MBOE)	295	215

Average oil price/Bbl	$24.88	$17.35
Average gas price/Mcf	$3.36	$1.87
Average price/BOE	$22.81	16.33
Unit Margin Analysis, per BOE
Total revenues	$23.21	$16.64
Lease operating costs	$(6.79)	$(7.94)
G&A	$(2.70)	$(2.54)

Gross Profit	$13.72	$6.16
Interest expense	$(1.05)	$(0.24)

Cash flow	$12.67	$5.92

DD&A	$6.53	$4.19

INCOME STATEMENT DATA

(In thousands, except per share data)

	Three Months Ended Mar. 31,
	2003	2002
Revenues
Oil and gas sales	$6,728	$3,511
Other income	119	66

Total revenues	$6,847	$3,577

Expenses
Operating costs	2,004	1,707
Depreciation, depletion & amortization	1,925	900
3-D seismic	10	15
Exploration	43	64
General and administrative	795	547
Production and exploration overhead	434	344
Accretion expense	68	—
Interest	311	51

Total expenses	$5,590	$3,628

Income (loss) from continuing operations before income taxes	$1,257	$(51)
Provision for (benefit from) income taxes	464	(19)

Income (loss) from continuing operations	793	$(32)
Discontinued operations, net of income taxes
Income from operations of properties sold	90	74
Gain on sale of properties	655	—

Income before cumulative effect of accounting change	1,538	42
Cumulative effect of change in accounting net of income tax	(1,062)	—

Net income	$476	$42

SHARE INFORMATION
Basic net income (loss) per common share
Income (loss) from continuing operations before change in accounting	$0.07	($0.00)
Income from discontinued operations	$0.06	$0.01

Income before cumulative effect of accounting change	$0.13	$0.00
Change in accounting	$(0.09)	—

Net income	$0.04	$0.00

Diluted income (loss) per common share
Income (loss) from continuing operations before change in accounting	$0.07	$(0.00)
Income from discontinued operations	$0.06	$0.01

Income before cumulative effect of accounting change	$0.13	$0.00
Change in accounting	$(0.09)	—

Net income	$0.04	$0.00

Basic weighted average shares outstanding	12,009	12,687
Diluted weighted average shares outstanding	12,231	12,813

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	Mar. 31, 2003	Dec. 31, 2002
Assets
Current assets	$8,168	$7,043
Property and equipment, net	68,700	69,026
Other assets	672	731

Total assets	$77,540	$76,800

Liabilities and Stockholders' Equity
Current liabilities	$3,875	$4,319
Long-term debt	32,500	34,500
Deferred income taxes	4,301	4,398
Other liabilities	3,353	333
Stockholders' equity	33,511	33,250

Total liabilities and stockholders' equity	$77,540	$76,800

Long-term debt to total assets	42%	45%

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended Mar. 31,
	2003	2002
Net income	$476	$42
Depreciation, depletion and amortization	1,925	900
Accretion expense	68	—
Cumulative change in accounting	1,062	—
Gain on property sales	(1,278)	—
Change in other assets	59	15
Equity loss in Symskaya Exploration	—	40
Change in deferred income taxes	652	24

Cash flow from operations before changes in working capital	$2,964	$1,021
Changes in working capital	(1,328)	(27)

Net cash provided by operating activities	$1,636	$994
Net cash provided by (used in) investing activities	1,142	(1,487)
Net cash used in financing activities	(2,000)	(75)

Net increase (decrease) in cash	778	($568)
Cash and cash equivalents at beginning of period	1,348	961

Cash and cash equivalents at end of period	$2,126	$393

QUANTITATIVE ANALYSIS OF EBITDAX(1)

	Three Months Ended Mar. 31,
	2003	2002
Income (loss) from continuing operations, before income taxes	$1,257	$(51)
Accretion expense	68	—
Interest expense	311	51
Depreciation, depletion and amortization	1,925	900
3-D seismic	10	15
Exploration expenses	43	64

EBITDAX, from income statement	$3,614	$979

EBITDAX, from income statement, per diluted common share	$0.30	$0.08

(1)
EBITDAX—Defined as net income from continuing operations before income taxes, interest expense, accretive interest, DD&A, impairments, non-cash losses, leasehold abandonments, 3-D seismic, and exploration expense. Equity includes information concerning EBITDAX because it is used by certain investors as a measure of the ability of a company to service or incur indebtedness and because it is a financial measure commonly used in the energy industry. EBITDAX should not be considered in isolation or as a substitute for net income, net cash provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of the Company's profitability or liquidity. EBITDAX as defined above may not be comparable to similarly titled measures of other companies.

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EQUITY OIL REPORTS FIRST QUARTER NET INCOME FROM CONTINUING OPERATIONS, BEFORE TAXES, OF 10 CENTS PER SHARE; NET CASH FROM OPERATIONS UP 65%